Exhibit 99.1

                MCAFEE APPOINTS NEW BOARD MEMBER, DALE FULLER

  Former Borland Software CEO Joins Board of Leading Internet Security Company

    SANTA CLARA, Calif., Jan. 26 /PRNewswire-FirstCall/ -- McAfee, Inc. (NYSE: MFE), the leader in Intrusion Prevention and Security Risk Management, today announced the appointment of Dale Fuller to the McAfee Board of Directors, effective January 20, 2006.

    "We are very excited about adding Dale to McAfee's Board of Directors," said George Samenuk, McAfee Chairman and CEO. "As the former CEO of Borland Software, with a strong consumer background, Dale brings a wealth of experience to the McAfee(R) board. His close ties to Silicon Valley make him an important addition to the team."

    Fuller brings extensive experience in general management, marketing and business development to McAfee. He served most recently as CEO of Borland from 1999 until 2005, and currently serves on the company's Board of Directors. Prior to being named president and chief executive officer, Fuller was president and chief executive officer of WhoWhere? Inc., one of the leading community sites on the Internet, which was acquired by Lycos. At WhoWhere?, Fuller led the expansion of numerous domain sites, including Angelfire.com, the fastest growing Internet site of 1998-2003 and MailCity.com.

    Fuller holds an honorary doctorate, Ph.D., degree from St. Petersburg State University in Russia and has been a member of the American Association of Artificial Intelligence (AAAI), Institute of Electrical and Electronics Engineers (IEEE), and serves as Chairman of the Let them Hear Foundation.

    About McAfee, Inc.

    McAfee, Inc., headquartered in Santa Clara, California and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.

    NOTE: McAfee is a registered trademark of McAfee, Inc. and/or its affiliates in the United States and other countries. McAfee Red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

SOURCE  McAfee, Inc.
    -0-                             01/26/2006
    /CONTACT: Siobhan MacDermott of McAfee, Inc., +1-408-346-3783, or mobile, +1-415-299-2945, or siobhan_macdermott@mcafee.com/
    /Web site:  http://www.mcafee.com /